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                                                   Exhibit 12
                                                   __________

    Computations of Ratios of Earnings to Fixed Charges
    (Dollar Amounts in Thousands)

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                                                                   Year Ended December 31
                                                      ________________________________________________________

                                                       1995        1994        1993        1992        1991
                                                       ____        ____        ____        ____        ____
    1. Excluding interest credited to
        policyholder account balances:

        Income before taxes on income (1)             $159,925    $146,997    $151,571    $104,337    $111,019

        Fixed charges:
         Interest expense                               39,699      35,627      32,392      33,805      39,209
         One-third of all rent expense                   4,179       4,365       4,497       4,123       4,016
         Total fixed charges (A)                        43,878      39,992      36,889      37,928      43,225

        Total income before taxes on income
         and fixed charges (B)                         203,803     186,989     188,460     142,265     154,244

        Ratio of earnings to fixed charges (B)/(A)        4.64        4.68        5.11        3.75        3.57

    2. Including interest credited to
        policyholder account balances

        Income before taxes on income (1)             $159,925    $146,997    $151,571    $104,337    $111,019

        Fixed charges:
         Interest credited to policyholder
           account balances                            209,788     194,036     183,737     173,538     137,580
         Interest expense                               39,699      35,627      32,392      33,805      39,209
         One-third of all rent expense                   4,179       4,365       4,497       4,123       4,016
         Total fixed charges (A)                       253,666     234,028     220,626     211,466     180,805

        Total income before taxes on income
         and fixed charges (B)                         413,591     381,025     372,197     315,803     291,824

        Ratio of earnings to fixed charges (B)/(A)        1.63        1.63        1.69        1.49        1.61



      (1) Before cumulative effect of accounting change relating to non-pension postretirement benefits recorded in first quarter of 1992.
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